FOR IMMEDIATE RELEASE

Itron Authorizes $50 Million Share Repurchase Program

LIBERTY LAKE, Wash. - Feb. 12, 2014 - Itron, Inc. (NASDAQ: ITRI) announced today that its board of directors has authorized a new repurchase program of up to $50 million of Itron common stock over a 12-month period to commence upon the expiration of the current share repurchase program on March 7, 2014.

”This new repurchase program reaffirms our commitment to returning value to shareholders,” said Philip Mezey, Itron president and chief executive officer. “We have repurchased over 2.6 million shares since the fourth quarter of 2011, representing nearly seven percent of the outstanding shares. The strength of our balance sheet provides us with the flexibility to continue repurchasing shares while investing in growth opportunities for the business.”

Repurchases under the program will be made in accordance with applicable securities laws in the open market or in privately negotiated transactions. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice.

Forward Looking Statements:
This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2012 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

2111 North Molter Road
Liberty Lake, WA 99019
1.800.635.5461
www.itron.com

About Itron
Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

For additional information, contact:

Itron, Inc.
Barbara Doyle
Vice President, Investor Relations
509-891-3443

Marni Pilcher
Director, Investor Relations
509-891-3847

2111 North Molter Road
Liberty Lake, WA 99019
1.800.635.5461
www.itron.com